Exhibit 99.1

Omeros Corporation Reports First Quarter 2013 Financial Results

Seattle, WA – May 10, 2013– Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced its financial results for the first quarter of 2013.

Financial Results

Total operating expenses for the quarter ended March 31, 2013 were $11.1 million compared to $9.6 million for the same period in 2012. The increase is primarily due to research and development expenses associated with advancing Omeros’ MASP-2 program toward the clinic, employee costs and non-cash rent expense, and to selling, general and administrative expenses related to legal matters and Omeros’ planned commercial launch of OMS302 in 2014. These higher costs were partially offset by lower clinical trial expenses related to the completion of Phase 3 clinical trials for Omeros’ OMS302 and OMS103HP programs in January 2013 and December 2012, respectively. For the quarter ended March 31, 2013, Omeros reported a net loss of $10.5 million, or $0.40 per share, compared to a net loss of $8.9 million, or $0.40 per share, for the same period in 2012.

At March 31, 2013, Omeros had cash, cash equivalents and short-term investments of $13.3 million. On May 9, Omeros announced that it priced a public offering of 3,903,004 shares of its common stock at a price of $4.14 per share, a two percent premium over the closing price on May 8, 2013, for estimated net proceeds of $16.1 million. The offering is expected to close on or about May 14, 2013. The shares were offered and are expected to be sold to RA Capital Management and other investors in a registered direct offering conducted without an underwriter or placement agent. Omeros also did not use its at-the-market sales facility or its committed equity line financing facility, neither of which Omeros has accessed to date.

“We are pleased with the progress across our pipeline during the first quarter, including successfully completing both our OMS302 intraocular lens replacement Phase 3 clinical program and the multiple ascending dose study for our OMS824 program,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Looking ahead, we expect to submit the NDA for OMS302 this quarter, which will set the stage for a potential commercial launch in 2014. Our MASP-2 and PDE7 programs are also slated for the clinic this year. There are multiple near-term milestones on the horizon, and 2013 promises to be an exciting year.”

First Quarter Highlights

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Announced the successful completion of the multiple-ascending-dose (MAD) portion of its Phase 1 clinical study evaluating OMS824, the lead compound in Omeros’ phosphodiesterase 10 (PDE10) program. OMS824 inhibits PDE10 and is being developed for the treatment of cognitive disorders, including Huntington’s disease and schizophrenia. The results of the MAD study and earlier single-ascending dose study showed that the pharmacokinetic parameters (Cmax and AUC) of OMS824 increased linearly with the dose and that the compound had a long half-life consistent with once daily dosing. OMS824 was detected in the cerebrospinal fluid at the expected concentration relative to that in the blood. The drug concentration in the cerebrospinal fluid is predicted to achieve near-complete inhibition of the PDE10 target in the brain. These results show that OMS824, at well-tolerated doses, achieves concentrations that are anticipated to effectively inhibit PDE10 and support continuing development.

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Reported data from toxicology studies evaluating OMS721, the lead human monoclonal antibody in Omeros’ mannan-binding lectin-associated serine protease-2 (MASP-2) program. The studies provide the primary safety data expected to support the initiation of OMS721 clinical studies in mid-year 2013. The pharmacokinetic results in primates demonstrated that subcutaneous administration of OMS721 resulted in maximal inhibition of the lectin pathway within six hours of administration and maintained it for two or more weeks. In addition, the bioavailability and pharmacokinetics observed in both species are expected to support subcutaneous administration in patients at a frequency of once weekly, bi-monthly or possibly at even longer intervals.

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Announced the successful completion of the 90-day safety database lock in the second of Omeros’ two pivotal Phase 3 clinical trials evaluating OMS302 in patients undergoing intraocular lens replacement surgery. OMS302, added to standard irrigation solution used during ophthalmological procedures, is Omeros’ proprietary PharmacoSurgery™ product designed to maintain intraoperative mydriasis and reduce postoperative pain and irritation resulting from cataract and other lens replacement surgery. Omeros intends to submit a New Drug Application for OMS302 to the U.S. Food and Drug Administration this quarter and a Marketing Authorization Application to the European Medicines Agency in mid-2013.

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Reported that its proprietary Cellular Redistribution Assay technology, which to date has successfully “unlocked” 46 of the 80 total Class A orphan G protein-coupled receptors (GPCRs) for drug development, has identified small molecules that interact with a Class B GPCR. Like the Class A GPCRs, Class B receptors are important players in a broad range of disorders, having been linked to various types of cancer (e.g., breast, brain, prostate, kidney, liver, pancreatic and gastrointestinal); multiple sclerosis, attention deficit-hyperactivity, learning and memory impairments, depression and other neuropsychiatric disorders; multiple metabolic disorders including diabetes and obesity; immunologic disorders; osteoporosis and infertility.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates, OMS302 for lens replacement surgery and OMS103HP for arthroscopy, are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-Looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, Omeros’ expectations regarding the closing date of the public offering; the submission dates for the OMS302 New Drug Application and Marketing Authorization Application;

when it will be able to market and sell OMS302; when it will commence clinical trials for its MASP-2 and PDE7; the potential benefits of its potential products; and its capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2013. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)
Revenue	$1,095	$1,496
Operating expenses:
Research and development	7,127	7,246
General and administrative	3,988	2,322

Total operating expenses	11,115	9,568

Loss from operations	(10,020)	(8,072)
Investment income	6	12
Interest expense	(587)	(494)
Other income, (expense) net	112	(341)

Net loss	$(10,489)	$(8,895)

Basic and diluted net loss per common share	$(0.40)	$(0.40)

Weighted-average shares used to compute basic and diluted net loss per common share	25,908,153	22,434,903

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31,	December 31,
	2013	2012
Cash and cash equivalents and short-term investments	$13,316	$22,350
Total assets	17,693	26,575
Total notes payable	20,197	20,103
Total current liabilities	10,585	9,318
Accumulated deficit	(225,066)	(214,577)
Total shareholders’ equity (deficit)	(15,864)	(6,531)